Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Unwired Planet, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-191605, 333-189698, 333-187176 and 333-109547) and Form S-8 (Nos. 333-192800, 333-163480, 333-156444, 333-140691 and 333-81215) of Unwired Planet, Inc. of our report dated September 9, 2013, with respect to the consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year ended June 30, 2013, which report appears in the June 30, 2015 annual report on Form 10-K of Unwired Planet, Inc.

/s/ KPMG LLP

Santa Clara, California

September 14, 2015